Exhibit 99.1

NEWS RELEASE

CONTACT: CONMED Corporation Robert Shallish Chief Financial Officer 315-624-3206 Financial Dynamics Investors and Media: Julie Huang/Theresa Kelleher 212-850-5600

FOR RELEASE: 7:00 AM (Eastern) October 25, 2005

CONMED Corporation Announces Third Quarter 2005 Earnings

Utica, New York, October 25, 2005 ----- CONMED Corporation (Nasdaq: CNMD) today announced financial results for the third quarter and nine months ended September 30, 2005. Sales for the 2005 third quarter increased 13.4% to $150.0 million compared to $132.3 million in the third quarter of 2004. The Endoscopic Technologies product line acquired from C.R. Bard in September 2004 contributed $15.2 million to the $150.0 million in total sales for the quarter. Net income was $7.9 million in the quarter, or $0.26 per diluted share, an increase from the $1.7 million recorded in the third quarter last year, or $0.06 per diluted share.

Mr.     Joseph J. Corasanti, President and Chief Operating Officer, noted, “We are pleased to see that the Endoscopic Technologies product line, acquired last year, continues to contribute to our top line and to gross margin improvements. Also, our international sales growth has met our expectations for the third quarter as well as for the nine months of 2005. However, our domestic sales growth in the third quarter was less than we had anticipated and less than the preceding seven quarters.”

He added, “Typically we see a seasonally reduced amount of business in the third quarter because patients and surgeons tend to postpone surgeries from the summer vacation time to other times of the year. This year the trend was even more pronounced. We believe that economic conditions in the United States, hurricanes in the southeast region of the United States, and reduced consumer confidence in general have caused a slowing in elective surgery procedures. Further, hospitals and surgery centers seem to be taking longer to reach buying decisions on capital equipment. We believe that the factors behind the slowdown in elective surgeries and longer equipment buying cycles will be short-lived and that we will return to normal domestic sales growth rates in 2006.”

On a pro forma basis, excluding transition charges related to an acquisition and other unusual charges (see attached reconciliation for additional information), non-GAAP net income for the 2005 third quarter was $9.6 million, or $0.32 per diluted share, compared to $11.5 million or $0.38 per diluted share in the comparable third quarter of 2004.

For the nine months ended September 30, 2005, sales increased 16.8% to $464.1 million with net income of $29.2 million and diluted earnings per share of $0.98. This compares to the nine months ended September 30, 2004 with sales of $397.2 million, net income of $26.0 million and diluted earnings per share of $0.86. On a pro forma basis, excluding transition and other unusual charges, 2005 nine-month non-GAAP net income and diluted earnings per share were $36.5 million and $1.22, respectively. These compare to 2004 nine-month non-GAAP net income and diluted earnings per share of $35.8 million and $1.18, respectively.

CONMED News Release Continued	Page 2 of 8	October 25, 2005

As previously disclosed, while year-to-date sales are generally meeting the Company’s objectives, third quarter 2005 sales were below original expectations of $153 - $156 million, primarily due to lower-than-anticipated elective surgeries in the United States. Anecdotal information suggests that elective surgeries in many regions of the United States may have been particularly low in the summer of 2005. In the third quarter, sales of capital equipment appear to have also slowed as hospital customers appear to be taking longer to conclude the buying process.

Outside the United States, the Company’s rate of sales growth compared favorably to expectations, up 11%, year over year for the third quarter. This excludes the effects of the Endoscopic Technologies acquisition which was acquired on September 30, 2004. The effects of foreign exchange translation changes in the third quarter of 2005 were a benefit to sales in the amount of $0.9 million.

Following is a summary of the Company’s sales by product line for the three and nine-months ended September, 2005 (in millions):

	Three Months Ended			Nine Months Ended
	September		Growth	September		Growth
	2004	2005		2004	2005

Arthroscopy	$50.8	$50.2	-1.2%	$150.1	$159.0	5.9%

Powered Surgical Instruments	30.2	30.5	1.0%	95.1	99.9	5.0%

Electrosurgery	21.2	22.4	5.7%	62.0	65.9	6.3%

Endosurgery	11.4	12.9	13.2%	34.9	38.1	9.2%

Patient Care	18.7	18.8	0.5%	55.1	56.8	3.1%

	132.3	134.8	1.9%	397.2	419.7	5.7%

Endoscopic Technologies	-	15.2		-	44.4

	$132.3	$150.0	13.4%	$397.2	$464.1	16.8%

CONMED’s gross margin, excluding Endoscopic Technologies acquisition transition charges associated with moving manufacturing from C.R. Bard facilities to our own plants, has improved during 2005 to 52.7% and 51.9%, respectively, for the nine months and three months ended September 30, 2005. In 2004 the comparable gross margin percentages were 52.0% for the nine month and 51.0% for the three month periods. The improving gross margin is a result of the inclusion in the Company’s sales base of the Endoscopic Technologies product line, with gross margins that are higher than the Company’s overall average. The positive impact of the gross margin was partly offset by the rising cost of petroleum-based plastic raw materials and transportation costs.

The Company’s selling and administrative costs have increased during the first nine months of 2005 as a result of the inclusion of the Endoscopic Technologies product line acquisition. Additionally, administrative costs for year-to-date and the third quarter 2005 were affected by increased litigation expenses associated with antitrust litigation initiated against a competitor. We expect these litigation expenses will increase in the fourth quarter of 2005 when we respond to the motion for summary judgment filed, as expected, on October 21, 2005.

CONMED News Release Continued	Page 3 of 8	October 25, 2005

Outlook

The Company anticipates that slower-growing surgical procedure trends and the longer closing process for capital equipment purchases experienced in the third quarter of 2005 will continue throughout the remainder of the year. Therefore, management projects limited fourth quarter domestic sales growth, supplemented by solid international sales improvement of approximately 11%. This growth mix, as well as higher petroleum-based plastic raw materials and litigation costs, are expected to result in estimated sales of $163 - $166 million and non-GAAP diluted earnings per share of $0.36 - $0.40. GAAP diluted earnings per share in the fourth quarter of 2005 is estimated to be $0.30 - $0.34.

In 2006, CONMED believes that a number of factors will have a positive effect on the Company’s sales growth rate, including the anticipated new product pipeline, improved salesforce performance and return to normal elective procedure rates. With these underlying factors, the Company expects to achieve top-line organic growth of approximately 6% for 2006 over 2005, an improvement from the expected 4% organic growth in 2005. It is the Company’s intention to provide net income and earnings per share guidance for 2006 when the results for the fourth quarter of 2005 are announced.

CONMED Profile

CONMED is a medical technology company with an emphasis on surgical devices and equipment for minimally invasive procedures and monitoring. The Company’s products serve the clinical areas of arthroscopy, powered surgical instruments, electrosurgery, cardiac monitoring disposables, endosurgery and endoscopic technologies. They are used by surgeons and physicians in a variety of specialties including orthopedics, general surgery, gynecology, neurosurgery, and gastroenterology. Headquartered in Utica, New York, the Company’s 3,100 employees distribute its products worldwide from eleven manufacturing locations.

Forward Looking Information

This press release contains forward-looking statements based on certain assumptions and contingencies that involve risks and uncertainties. The forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and relate to the Company’s performance on a going-forward basis. The forward-looking statements in this press release involve risks and uncertainties which could cause actual results, performance or trends, including the above mentioned anticipated revenues and earnings, to differ materially from those expressed in the forward-looking statements herein or in previous disclosures. The Company believes that all forward-looking statements made by it have a reasonable basis, but there can be no assurance that management’s expectations, beliefs or projections as expressed in the forward-looking statements will actually occur or prove to be correct. In addition to general industry and economic conditions, factors that could cause actual results to differ materially from those discussed in the forward-looking statements in this press release include, but are not limited to: (i) the failure of any one or more of the assumptions stated above, to prove to be correct; (ii) the risks relating to forward-looking statements discussed in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2004; (iii) cyclical purchasing patterns from customers, end-users and dealers; (iv) timely release of new products, and acceptance of such new products by the market; (v) the introduction of new products by competitors and other competitive responses; (vi) the possibility that any acquisition (and its integration) or other transaction may require the Company to reconsider its financial assumptions and goals/targets; (vii) increasing costs for raw material, transportation, or litigation; and/or (viii) the Company’s ability to devise and execute strategies to respond to market conditions.

CONMED News Release Continued	Page 4 of 8	October 25, 2005

CONMED CORPORATION
CONSOLIDATED STATEMENTS OF INCOME
(in thousands except per share amounts)
(unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2004	2005	2004	2005

Net sales	$132,289	$149,970	$397,165	$464,105

Cost of sales	64,802	72,205	190,605	219,576
Cost of sales, acquisition-transition
- Note A	-	1,811	-	5,976

Gross profit	67,487	75,954	206,560	238,553

Selling and administrative	42,719	52,649	128,921	158,740
Research and development	4,706	6,409	14,281	18,633
Write-off of purchased in-process research
and development assets - Note B	13,700	-	13,700	-
Other expense - Note C	867	779	867	5,255

	61,992	59,837	157,769	182,628

Income from operations	5,495	16,117	48,791	55,925

Interest expense	3,189	4,034	9,053	11,364

Income before income taxes	2,306	12,083	39,738	44,561

Provision for income taxes	607	4,169	13,708	15,374

Net income	$1,699	$7,914	$26,030	$29,187

Per share data:

Net Income
Basic	$.06	$.27	$.88	$.99
Diluted	.06	.26	.86	.98

Weighted average common shares
Basic	29,816	29,470	29,618	29,358
Diluted	30,347	29,951	30,241	29,853

Note A – Included in cost of sales in the three and nine months ended September 30, 2005 are approximately $1.8 million and $6.0 million, respectively, in acquisition-transition costs.

Note B - During the three and nine months ended September 30, 2004, we wrote-off the preliminary estimate of purchased in-process research and development assets related to the Bard Endoscopic Technologies acquisition.

Note C – Included in other expense in the three and nine months ended September 30, 2004 are $0.9 million in acquisition-related costs. Included in other expense in the three months ended September 30, 2005 are the following: $0.1 million in costs related to the termination of a product offering and $0.7 million in acquisition-related costs. Included in other expense in the nine months ended September 30, 2005 are the following: $0.7 million in environmental settlement costs, $1.1 million in costs related to the termination of a product offering and $3.5 million in acquisition-related costs.

CONMED News Release Continued	Page 5 of 8	October 25, 2005

CONMED CORPORATION
CONSOLIDATED CONDENSED BALANCE SHEETS
(in thousands)
(unaudited)

ASSETS

	December 31,	September 30,
	2004	2005
Current assets:
Cash and cash equivalents	$4,189	$1,918
Accounts receivable, net	74,593	81,758
Inventories	127,935	152,297
Deferred income taxes	13,733	13,090
Other current assets	2,492	3,116

Total current assets	222,942	252,179

Property, plant and equipment, net	101,465	103,443
Goodwill and other intangible assets, net	529,717	528,306
Other assets	18,701	17,982

Total assets	$872,825	$901,910

LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
Current portion of long-term debt	$4,037	$4,121
Other current liabilities	59,024	58,738

Total current liabilities	63,061	62,859

Long-term debt	290,485	266,950
Deferred income taxes	51,433	63,242
Other long-term liabilities	19,863	25,901

Total liabilities	424,842	418,952

Shareholders' equity:
Capital accounts	226,444	234,955
Retained earnings	227,938	257,125
Accumulated other comprehensive loss	(6,399)	(9,122)

Total equity	447,983	482,958

Total liabilities and shareholders' equity	$872,825	$901,910

CONMED News Release Continued	Page 6 of 8	October 25, 2005

CONMED CORPORATION
CONSOLIDATED CONDENSED STATEMENT OF CASH FLOWS
(in thousands)
(unaudited)

	Nine months ended September 30,
	2004	2005
Cash flows from operating activities:
Net income	$26,030	$29,187
Adjustments to reconcile net income
to net cash provided by operating activities:
Depreciation and amortization	19,829	22,924
Deferred income taxes	8,984	11,010
Sale of accounts receivable	(3,000)	(6,000)
Write-off of purchased in-process
research and development asset	13,700	-
Other, net	(11,908)	(18,329)

Net cash provided by operating activities	53,635	38,792

Cash flow from investing activities:
Payments related to business acquisitions,
net of cash acquired	(80,000)	(364)
Purchases of property, plant, and equipment	(7,529)	(12,233)

Net cash used in investing activities	(87,529)	(12,597)

Cash flow from financing activities:
Payments on debt	(24,608)	(29,451)
Proceeds of debt	50,000	6,000
Proceeds from common stock issued under employee plans	9,818	16,576
Repurchase of common stock	-	(12,750)
Other, net	3,694	(5,595)

Net cash provided by financing activities	38,904	(25,220)

Effect of exchange rate change
on cash and cash equivalents	(773)	(3,246)

Net increase in cash and cash equivalents	4,237	(2,271)

Cash and cash equivalents at beginning of period	5,986	4,189

Cash and cash equivalents at end of period	$10,223	$1,918

CONMED News Release Continued	Page 7 of 8	October 25, 2005

CONMED CORPORATION
RECONCILIATION OF REPORTED NET INCOME TO NET INCOME
BEFORE UNUSUAL ITEMS
(In thousands except per share amounts)
(unaudited)

	Three months ended September 30,
	2004	2005

Reported net income	$1,699	$7,914

Acquisition-transition costs included
in cost of sales	-	1,811

Write-off of purchased in-process research
and development assets	13,700	-

Termination of product offering	-	120

Other acquisition-related costs	867	659

Total other expense	867	779

Acquisition-related interest expense	360	-

Unusual expense before income taxes	14,927	2,590

Provision (benefit) for income taxes on unusual expense	(5,150)	(894)

Net income before unusual items	$11,476	$9,610

Per share data:

Reported net income
Basic	$0.06	$0.27
Diluted	0.06	0.26

Net income before unusual items
Basic	$0.38	$0.33
Diluted	0.38	0.32

Management has provided the above reconciliation of net income before unusual items as an additional measure that investors can use to compare operating performance between reporting periods. Management believes this reconciliation provides a useful presentation of operating performance.

CONMED News Release Continued	Page 8 of 8	October 25, 2005

CONMED CORPORATION
RECONCILIATION OF REPORTED NET INCOME TO NET INCOME
BEFORE UNUSUAL ITEMS
(In thousands except per share amounts)
(unaudited)

	Nine months ended September 30,
	2004	2005

Reported net income	$26,030	$29,187

Acquisition-transition costs included
in cost of sales	-	5,976

Write-off of purchased in-process research
and development assets	13,700	-

Environmental settlement costs	-	698

Termination of product offering	-	1,069

Other acquisition-related costs	867	3,488

Total other expense	867	5,255

Acquisition-related interest expense	360	-

Unusual expense before income taxes	14,927	11,231

Provision (benefit) for income taxes on unusual expense	(5,150)	(3,875)

Net income before unusual items	$35,807	$36,543

Per share data:

Reported net income
Basic	$0.88	$0.99
Diluted	0.86	0.98

Net income before unusual items
Basic	$1.21	$1.24
Diluted	1.18	1.22

Management has provided the above reconciliation of net income before unusual items as an additional measure that investors can use to compare operating performance between reporting periods. Management believes this reconciliation provides a useful presentation of operating performance.